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September 22, 2006
Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Pricing Term Sheet

Size:	$1,000,000,000
Maturity:	September 29, 2011
Coupon:	4.875%
Reoffer Price:	99.558%
Spread to Benchmark Treasury:	+ 40 basis points
Benchmark Treasury:	UST 4.625% Aug 2011
Interest Payment Dates:	September 29 and March 29, commencing March 29, 2007
Redemption Provisions:	None, except in the event of a change in Swedish tax law
Documentation:	In accordance with SEK's US MTN Programme
Business Days:	New York
Day Count:	30/360
Settlement:	September 29, 2006
Denominations:	US$2,000 followed by US$1,000 increments
CUSIP:	00254EBP6
Ratings:	Aa1/AA+
Joint Lead Managers:	Barclays Capital/Goldman Sachs/Nomura Securities

[Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.]

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more completeinformation about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at toll free 1-888-227-2775, Ext. 2663.

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AB SVENSK EXPORTKREDIT (Swedish Export Credit Corporation)
Pricing Term Sheet